AGREEMENT AND PLAN OF ACQUISITION

AMONG

ASANTE TECHNOLOGIES, INC.,

AND

TECHNOCONCEPTS INC.

AND

ASANTE ACQUISITION CORP.

T.C.
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AGREEMENT AND PLAN OF ACQUISITION dated as of January 29, 2005, by and among Asante Technologies, Inc., a Delaware corporation ("Asante"), TechnoConcepts, Inc., a Colorado corporation ("Techno") and Asante Acquisition Corp., a Nevada corporation ("AAC"), a wholly-owned subsidiary of Techno.

WHEREAS, the respective Boards of Directors of Asante, Techno and AAC have each approved the transfers and purchases set forth herein (the "Acquisition"), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Asante, Techno and AAC have each determined that the Acquisition and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

WHEREAS, Asante, Techno and AAC desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I ARTICLE I
THE ACQUISITION

SECTION 1.1. **The Acquisition**. Upon the terms and subject to the conditions set forth in this Agreement, Asante will sell, transfer and convey to AAC the inventions, discoveries, ideas, improvements, processes, designs, procedures, formulas, know-how, assets, patents, copyrights, and other rights as set forth in Exhibit 1.1(a) attached hereto, in exchange for the receipt by Asante of shares of Techno common stock, having a market value of $5,000,000_("Initial Shares") and additional shares of Techno common stock having a market value of $3,000,000 ("Earn-out Shares) to be issued pursuant to the provisions of an Earn-out Agreement set forth as Exhibit 1.1(b) attached hereto (collectively the "Techno Stock") and AAC will assume specified, reasonable liabilities, as specified in the attached Exhibit 1.1.1., of Asante under this term. The ""Market Value"shall be determined based upon the closing bid price of the common stock for the ten trading days prior to the Closing Date. The assets, patents, copyrights, and other rights not hereby intended to be sold, transferred or conveyed hereunder are set forth in Exhibit 1.1(b) attached hereto.

SECTION 1.2. **Closing**. The closing of the Acquisition (the "Closing") will take place at 10:00 a.m. on the day thirty days following execution hereof (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location as is agreed to by the parties hereto.

SECTION 1.3. **Effective Time.** Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Acquisition to be consummated by filing appropriate documents executed in accordance with the relevant provisions of applicable law and shall make all other filings or recordings required to transfer all items and rights listed on Exhibit 1.1(a) attached hereto.

SECTION 1.4. **Effects of the Acquisition**. The Acquisition shall have the effect of transferring to AAC one hundred percent (100%) of ownership and rights to the items set forth on Exhibit 1.1(b) attached hereto.

SECTION 1.5. **Certificate of Incorporation and By-laws**. The Certificate of Incorporation of Asante, as amended and in effect prior to the Closing date, and the By-laws of Asante, in effect prior to the Closing date, shall be provided to Techno.

SECTION 1.6. **Reservation of Right to Revise Transaction**. If Techno and Asante agree, the parties hereto may change the method of effecting the asset acquisition from Asante, and each party shall cooperate in such efforts, including, to provide for, among other methods, (a) a merger of Asante with and into a new corporation, or (b) a merger of Asante with and into Techno; provided, however, that no such change shall alter or change the amount or kind of consideration to be issued to Asante provided for in this Agreement (the "Acquisition Consideration").

ARTICLE II

EFFECT OF THE ACQUISITION ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; DELIVERY OF CERTIFICATES

SECTION 2.1. **Effect on Capital Stock.** As of the Closing, by virtue of the Acquisition and without any action on the part of the holder of any shares of Techno or Asante Common Stock each outstanding option and warrant to purchase shares of Asante Common Stock shall remain outstanding, unchanged by reason of the Acquisition. All convertible securities of Asante shall remain outstanding, unchanged by reason of the Acquisition.

SECTION 2.2. **Techno to Deliver Certificates.** At the Closing, Techno shall deliver to Asante a stock certificate representing the Acquisition Consideration. Techno shall issue the Acquisition Consideration in a single certificate in the name of Asante.

SECTION 2.3. **No Fractional Securities.** Notwithstanding any other provision of this Agreement, no certificates or scrip for shares of capital stock representing less than one share of Techno Stock shall be issued.

SECTION 2.6. **Restricted Securities.** The shares of the Techno Stock to be issued in connection with the Acquisition shall be deemed "restricted securities" as defined by Rule 144(a)(3) under the Securities Act of 1933, as amended (the "Securities Act"). The certificates evidencing such shares shall bear the following restrictive legend:

> ***The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise transferred unless registered under the Securities Act or there is an opinion from counsel to the Company that such sale or other transfer may be made pursuant to an exemption from the registration requirement of the Securities Act.***

Techno agrees that within one year of the closing date, it will file a registration covering the Initial Shares being delivered at closing .

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. **Representations and Warranties of Asante.** Except as set forth on the Disclosure Schedule which shall be delivered by Asante to Techno within seven days after the execution of this Agreement (the "Asante Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Asante represents and warrants to Techno as follows:

(a) **Organization, Standing and Corporate Power.** (i) Asante is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 9.3) on Asante. Asante is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect on Asante. (ii) Asante has delivered to Techno prior to the execution of this Agreement, complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date.

(b) **Subsidiaries.** Asante does not beneficially own any subsidiaries nor does it own any capital stock or other proprietary interest, directly, indirectly in any corporation, trust, partnership, joint venture or other entity.

(c) **Capital Structure**. The authorized capital stock of Asante consists of 25,000,000 shares of Common Stock, $.001 par value ("Asante Common Stock") and 2,000,000 shares of preferred stock, $.001 par value ("Asante Preferred Stock"). As of the date hereof: (i) _______ shares of Asante Common Stock were issued and outstanding; (ii) no shares of Asante Common Stock were held by Asante in its treasury; (iii) no shares of Asante Preferred Stock were issued and outstanding, (iii) ________ shares of Asante Common Stock were reserved for issuance upon exercise of stock options issuable under the Asante Stock Option Plans; and (iv) shares of Asante Common Stock were reserved for issuance upon the exercise of the common stock purchase warrants and convertible securities set forth on Exhibit 3.1(c) attached hereto. All outstanding shares of capital stock of Asante are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) or Section 3.1(c) of the Asante Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Asante, (B) any securities of Asante convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Asante, (C) any warrants, calls, options or other rights to acquire from Asante, and any obligation of Asante to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Asante, and (y) there are no outstanding obligations of Asante to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(d) **Authority; Noncontravention**. Asante has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Asante and the consummation by Asante of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Asante, subject, in the case of the Acquisition, to the Asante Stockholder Approval (approval of the shareholders of Asante as required by applicable Delaware law). This Agreement has been duly executed and delivered by Asante and, assuming the due authorization, execution and delivery by Asante constitutes the only legal, valid and binding obligation of Asante, enforceable against Asante in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the Assets to be transferred by Asante under, (i) the certificate of incorporation or By-Laws of Asante, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, license or similar authorization applicable to Asante or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Asante or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Asante or (y) reasonably be expected to impair the ability of Asante to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to Asante in connection with the execution and delivery of this Agreement by Asante or the consummation by Asante of the transactions contemplated by this Agreement, except for (1) the filing of appropriate documents with the relevant authorities of other states in which Asante is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws or the transfer or assignment of patents, service marks, trade names, copy rights or similar rights; and (2) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Asante or (y) reasonably be expected to impair the ability of Asante to perform its obligations under this Agreement.

Except as set forth in Section 3.1(d) of the Asante Disclosure Schedule, to the knowledge of Asante, Asante is not in material violation of, or in material default under, (i) any term or provision of its Certificate of Incorporation or By-Laws; or (ii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. Asante owns, possesses or has obtained all material governmental and other licenses, permits, certifications, registration, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no existing actions, seeking to cancel, terminate or limit such licenses, permits,

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certifications, registrations, approvals or consents or authorizations.

(e) **Undisclosed Liabilities**. To Techno's knowledge, except (i) as reflected in the Asante Financial Statements (as defined in Section 3.1(h)) or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iii) liabilities incurred in the ordinary cause of Asante's business since October 2, 2004, Asante has no liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Asante or its ability to carry out the terms of this Agreement.

(f) **Information Supplied**. None of the information supplied or to be supplied by Asante specifically for inclusion or incorporation by reference any reports, notices, schedules or filings to be filed with the Securities and Exchange Commission (the "SEC") by Asante in connection with the transactions contemplated hereby will to Asante's knowledge contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) **Taxes**. (i) To Asante's knowledge, Asante has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Asante. Asante has paid all taxes (as defined herein) shown as due on such returns. (ii) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

(h) **Financial Statements**. Asante has heretofore delivered to Asante audited financial statements, relating to the period ended October 2, 2004 (the "Financial Statements"). To Asante's knowledge, the Financial Statements fairly present the financial position and results of operations of Asante for the periods presented.

(i) **Absence of Certain Changes or Events**. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth on Schedule 3.1, since October 2, 2004, Asante has conducted its business only in the ordinary course and to Asante's knowledge there has not been any material adverse change in Asante's business or financial condition.

(j) **Intellectual Property**. To the knowledge of Asante, Asante owns or has a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Asante Intellectual Property"), all of which are set forth on Exhibit 3.1(j), necessary to carry on its business substantially as currently conducted and as set forth in its business plan and as otherwise represented. except for such Asante Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on Asante. Asante has received no notice of infringement of or conflict with, and, to Asante's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any Asante Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on Asante.

SECTION 3.2. **Representations and Warranties of Techno and to the extent applicable AAC.** Except as set forth on the Disclosure Schedule delivered by Techno to Asante prior to the execution of this Agreement (the "Techno Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Techno and AAC represent and warrant to Asante the following.

(a) **Organization, Standing and Corporate Power**. Techno is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would

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not have a material adverse effect on Techno. Each of Techno and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Techno. Techno has delivered to Asante prior to the execution of this Agreement, complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date.

(b) **Subsidiaries**. Except as set forth in Section 3.2(b) of the Techno Disclosure Schedule, Techno does not beneficially own any subsidiaries nor does it own any capital stock or other proprietary interest, directly, indirectly in any corporation, trust, partnership, joint venture or other entity.

(c) **Capital Structure**. The authorized capital stock of Techno consists of 50,000,000 shares of Common Stock, $.001 par value per share ("Techno Common Stock") and 5,000,000 shares of Preferred Stock, $.001 par value ("Techno Preferred Stock"). At the close of business on the date hereof _____ shares of Techno Common Stock and _____ shares of Techno Preferred Stock were issued and outstanding. All outstanding shares of capital stock of Techno are, and all shares of Techno Stock which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.2 (c) of the Techno Disclosure Schedule there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Techno, (B) any securities of Techno or any Techno subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Techno (C) any warrants, calls, options or other rights to acquire from Techno or any Techno subsidiary, and any obligation of Techno or any Techno subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Techno, and (D) there are no outstanding obligations of Techno or any Techno subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (X) securities of Techno convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Techno subsidiary, (Y) warrants, calls, options or other rights to acquire from Techno, and any obligation of Techno to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Techno subsidiary or (Z) obligations of Techno to repurchase, redeem or otherwise acquire any such outstanding securities of Techno subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in Section 3.2(c) of the Techno Disclosure Schedule, Techno is not a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Techno does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually, or in the aggregate, material to Techno as a whole. All securities of Techno have been issued (a) in compliance with Section 5 of the Securities Act or (b) pursuant to an exemption from registration under the Securities Act and (c) in compliance with all relevant state securities or "blue sky" laws.

(d) **Authority; Noncontravention**. Techno has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Techno and the consummation by Techno of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Techno. This Agreement has been duly executed and delivered by Techno and, assuming the due authorization, execution and delivery by Techno, constitutes the only legal, valid and binding obligations of Techno, enforceable against Techno in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Techno or any of its subsidiaries under, (i) the certificate of incorporation or By-Laws of Techno or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Techno or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Techno or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on

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Techno or (y) reasonably be expected to impair the ability of Techno to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Techno or any of its subsidiaries in connection with the execution and delivery of this Agreement by Techno or the consummation by Techno of the transactions contemplated by this Agreement, except for (1) the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing of appropriate documents with the relevant authorities of other states in which Techno is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Techno, or (y) reasonably be expected to impair the ability of Techno to perform its obligations under this Agreement.

Except as set forth in Section 3.2(d) of the Techno Disclosure Schedule, Techno is not in material violation of, or in default under, (i) any term or provision of its Certificate of Incorporation or By-Laws; or (ii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. Techno owns, possesses or has obtained all material governmental and other licenses, permits, certifications, registration, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no existing actions, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

(e) **SEC Documents; Undisclosed Liabilities; Financial Statements.** (i) Techno has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed pursuant to the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, with the SEC, (the "Techno SEC Documents"). As of their respective dates, the Techno SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Techno SEC Documents, and none of the Techno SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Techno included in the Techno SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Techno and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments. (ii) The unaudited consolidated financial statements of Techno, (the "Techno Financial Statements"), which are included in the Techno SEC Documents, have previously been made available to the Company. The Techno Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and fairly present, in all material respects, on a consolidated basis, the financial position of Techno at, and the results of its operations for, each of the periods then ended and were prepared in conformity with generally accepted accounting principles as utilized in the United States ("USGAAP") applied on a consistent basis, except as otherwise disclosed therein and, subject to normal year-end adjustments, the absence of footnote disclosures, and any other adjustments described therein. (iii) Except as reflected in the Techno Financial Statements, or set forth in Techno's Disclosure Schedule, to the knowledge of Techno, Techno has no Liabilities (as hereinafter defined) or obligations of any nature.

(f) **Information Supplied.** None of the information supplied or to be supplied by Techno specifically for inclusion or incorporation by reference in any registration statements, prospectuses, reports, schedules or other documents to be filed with the SEC or any other governmental entity, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All SEC Filings will comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Techno with respect to statements made or incorporated by reference therein based on information supplied by Techno specifically for inclusion or incorporation by reference in any subsequent SEC Filing.

(g) **Absence of Certain Changes or Events.** Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby since December 31, 2004, Techno and its subsidiaries have conducted their business only in the ordinary course since such date and prior to the date hereof, and there has not been (i) any material adverse change in Techno, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Techno's capital stock, (iii) any split, combination or reclassification of any of Techno's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Techno's capital stock, (iv)(A) any granting by Techno or any of its subsidiaries to any current or former director, executive officer or other key employee of Techno or its subsidiaries of any increase in compensation, bonus or other benefit, (B) any granting by Techno or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by Techno or any of its subsidiaries into, or any amendment of, any employment, deferred compensation consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in Techno SEC Documents filed and publicly available prior to the date of this Agreement or required by a change in USGAAP, any change in accounting methods, principles or practices by Techno materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the Techno SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on Techno or any of its tax attributes or any settlement or compromise of any material income tax liability or (vii) any action taken by Techno or any of the Techno subsidiaries during the period from December 31, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b).

(h) **Compliance with Applicable Laws; Litigation**. (i) To the knowledge of Techno, Techno holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Techno (the "Techno Permits") except where the failure to have any such Techno Permits individually or in the aggregate would not have a material adverse effect on Techno. Techno is in compliance with the terms of the Techno Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Techno. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Techno or any of its respective properties, is pending or, to the knowledge of Techno, threatened, except as set forth in Techno SEC filed documents. (ii) Techno is not subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on Techno.

(i) **Absence of Benefit Plans**. Except as set forth in the Techno Disclosure Schedule, Techno has no severance, or employment agreements or policies, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Techno.

(j) **[INTENTIONALLY OMITTED]**

(k) **Taxes**. (i) Techno has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Techno. Techno has paid all taxes shown as due on such returns, and the most recent financial statements contained in the Techno SEC Documents reflect an adequate reserve in accordance with USGAAP for all taxes payable by Techno for all taxable periods and portions thereof accrued through the date of such financial statements.

(l) **State Takeover Statutes; Certificate of Incorporation**. The Board of Directors of Techno and AAC (including the disinterested Directors thereof) have unanimously approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Acquisition, and the other transactions contemplated hereby by the Techno and AAC Boards of Directors and constitutes approval of the Acquisition, the issuance of Techno and AAC Common Stock in connection therewith and the other transactions contemplated hereby.

(m) **Intellectual Property**. To the knowledge of Techno, Techno owns or has a valid

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license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Techno Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Techno Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on Techno. Techno has not received any notice of infringement of or conflict with, and, to Techno's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any Techno Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on Techno.

(n) **Certain Contracts**. Except as set forth in the Techno SEC Documents, Techno is not a party to or bound by (i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Techno (including Techno), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Acquisition or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "Techno Material Contracts"). Each Techno Material Contract is valid and binding on Techno and is in full force and effect, and Techno has in all material respects performed all obligations required to be performed by it to date under each Techno Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on Techno. Techno does not know of, nor has received notice of, any violation or default under (nor, to the knowledge of Techno, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Techno Material Contract.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1. **Conduct of Business.**

(a) **Conduct of Business by Techno**. Except as set forth in Section 4.1(a) of the Techno Disclosure Schedule, and as otherwise expressly contemplated by this Agreement or as consented to by Asante in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Techno shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing. Without limiting the generality of the foregoing (but subject to the above exceptions), except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Techno shall not, and shall not permit any of its subsidiaries to: issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities.

(b) **Conduct of Business by Asante**. Except as set forth in Section 4.1(b) of the Asante Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Techno in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Closing, Asante shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, use reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing. Without limiting the generality of the foregoing (but subject to the above exceptions), except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Asante shall not:

(i) (x) declare, set aside or pay any cash dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in

lieu of or in substitution for shares of its capital stock;

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii) except as contemplated hereby, amend its certificate of incorporation, By-Laws or other comparable organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitization) except for the spinoff or distribution of its primary operating subsidiaries identified on Annex B.

(vi) take any action that would cause the representations and warranties set forth in Section 3.2(g) to no longer be true and correct;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money; or

(viii) authorize, or commit or agree to take, any of the foregoing actions.

(c) **Other Actions**. Except as required by law, Techno, and Asante shall not voluntarily take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time.

(d) **Advice of Changes**. Techno and Asante shall promptly advise the other orally and in writing to the extent either party has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 4.2. **No Solicitation by Asante.**

(a) Asante shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Asante Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Asante Takeover Proposal; provided, however, that if the Board of Directors of Asante determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Asante's stockholders under applicable law, Asante may, in response to an Asante Superior Proposal (as defined in Section 4.2(b)) which was not solicited by it, which did not otherwise result from a breach of this Section 4.2(a) and subject to providing prior written notice of its decision to take such action to Techno and compliance with Section 4.2(c) (x) furnish information with respect to Asante and its subsidiaries to any person making a Asante Superior Proposal pursuant to a customary confidentiality agreement (as determined by Asante based on the advice of its outside counsel, the terms of which are no more favorable to such person than those normally utilized to protect the confidential information of the disclosing party) and (y) participate in discussions or negotiations regarding such Asante Superior Proposal. For purposes of this Agreement, "Asante Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a

business that constitutes 50% or more of the net revenues, net income or the assets of Asante and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of Asante, any tender offer, exchange offer or other transactions that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Asante, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Asante or the capital stock of Asante other than the transactions contemplated by this Agreement.

(b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of Asante nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Techno, the approval or recommendation by such Board of Directors, this Agreement or the issuance of Asante Capital Stock in connection with the Acquisition, (ii) approve or recommend, or propose publicly to approve or recommend, any Asante Takeover Proposal, or (iii) cause Asante to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Asante Acquisition Agreement") related to any Asante Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the Asante Stockholder Approval, the Board of Directors of Asante, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Asante's stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into any Asante Acquisition Agreement with respect to any Asante Superior Proposal, but only at a time that is after the fifth business day following Asante's receipt of written notice advising Techno that the Board of Directors of Asante is prepared to accept an Asante Superior Proposal, specifying the material terms and conditions of such Asante Superior Proposal and identifying the person making such Asante Superior Proposal. For purposes of this Agreement, a "Asante Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Asante Common Stock then outstanding or all or substantially all the assets of Asante and otherwise on terms which the Board of Directors of Asante determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Asante stockholders than the Acquisition and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Asante based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

(c) In addition to the obligations of Asante set forth in paragraphs (a) and (b) of this Section 4.2, Asante shall immediately advise Techno orally and in writing of any request for information or of any Asante Takeover Proposal, the material terms and conditions of such request or Asante Takeover Proposal and the identity of the person making such request or Asante Takeover Proposal. Asante will keep Techno reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Asante Takeover Proposal. Techno shall treat any information it receives from Asante pursuant to this section as confidential information.

(d) Nothing contained in this Section 4.2 shall prohibit Asante from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Asante's stockholders if, in the good faith judgment of the Board of Directors of Asante, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither Asante nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Acquisition, the issuance of Asante Common Stock in connection with the Acquisition, or approve or recommend, or propose publicly to approve or recommend, an Asante Takeover Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1. **Access to Information; Confidentiality.** Each of Techno and Asante shall afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Closing to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Techno and Asante shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may

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reasonably request. No review pursuant to this Section 5.1 shall affect any representation or warranty given by the other party hereto. Each of Techno and Asante will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.2 **Best Efforts.**

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.2(a) will limit or affect actions permitted to be taken pursuant to Sections 4.1 and 4.2.

(b) In connection with and without limiting the foregoing, Techno and Asante shall (i) take all action necessary to ensure that no state statute or regulation is or becomes applicable to the Acquisition, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state statute or regulation becomes applicable to this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Acquisition and the other transactions contemplated by this Agreement.

SECTION 5.3. **Schedule 14f-1 Information Statement.** If required, in the opinion of counsel, promptly following the execution and delivery of this Agreement, Asante shall prepare and file with the Commission an Information Statement on Schedule 14f-1 with respect to the transactions contemplated by this Agreement in accordance with all applicable rules and regulations of the Securities Exchange Act. Not less than five (5) days prior to the filing with the Commission, Asante shall permit Techno and its legal counsel to review the filing and make suggested revisions thereto. Asante shall mail the Information Statement on Schedule 14f-1 to each Asante shareholder in accordance with all applicable rules and regulations of the Exchange Act.

SECTION 5.4. **Fees and Expenses.** Upon closing of the transaction, AAC will assume all costs incurred by Asante in consummating this transaction, which amount is not expected to exceed $100,000.

SECTION 5.5. **Public Announcements.** Asante and Techno will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Acquisition, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.6. **Asante Liabilities.** Except as set forth in Asante's Disclosure Schedule, Asante shall terminate and/or reserve for or extinguish all direct, indirect, short term, long term, choate, unchoate, contingent, unmatured, matured, known and unknown liabilities (collectively, "Liabilities") and all other obligations of Asante in form and substance satisfactory to Techno.

SECTION 5.7. **Tax Treatment.** No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting and other tax adviser regarding the treatment of the transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

SECTION 5.8. **Company Officers; Employment Contracts; Equity Awards**. At or prior to the Closing date AAC will enter into employment agreements with key Asante officers in form and substance reasonably acceptable to Techno. Such agreements will include an employment agreement with Jeff Lin substantially in the form attached hereto as Exhibit 5.8. Mr. Lin shall be nominated to be a director of Techno at Techno's next meeting of shareholders.

SECTION 5.9. **Post-Acquisition Operations**. Following the Closing, Asante shall continue to maintain its principal corporate office in California and all bank accounts of Asante shall be amended so that two nominees of Techno (one of whom shall be Jeff Lin) shall be the only signatories with authority to engage in transactions for such accounts.

SECTION 5.10. **Conveyance Taxes**. Asante and Techno shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing. Asante shall pay, and Techno shall pay, without deduction or withholding from any amount payable to the holders of Techno Common Stock, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1. **Conditions to Each Party's Obligation to Effect the Acquisition**. The respective obligation of each party to effect the Acquisition is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) **Stockholder Approvals**. If required by applicable law, the approval of the stockholders of Asante shall have been obtained.

(b) **Governmental and Regulatory Approvals**. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Techno, Asante or any of their subsidiaries to consummate the Acquisition and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or (ii) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to Techno and Asante.

(c) **No Injunctions or Restraints**. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Acquisition, or (ii) which otherwise is reasonably likely to have a material adverse effect on Techno or Asante, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

SECTION 6.2. **Conditions to Obligations of Asante**. The obligation of Asante to effect the Acquisition is further subject to satisfaction or waiver of the following conditions:

(a) **Representations and Warranties**. The representations and warranties of Techno and AAC set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Techno.

(b) **Performance of Obligations of Techno**. Techno shall have performed in all

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material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) **No Material Adverse Change**. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Techno.

SECTION 6.3. **Conditions to Obligations of Assante**. The obligation of Assante to effect the Acquisition is further subject to satisfaction or waiver of the following conditions:

(a) **Representations and Warranties**. The representations and warranties of Asante set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Asante.

(b) **Performance of Obligations of Asante**. Asante shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) **No Material Adverse Change**. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Asante.

(d) **Legal Opinion**. Techno shall receive a legal opinion from Asante's counsel in form and substance satisfactory to Techno.

(e) **SEC Reports**. All SEC Filings shall have been submitted to the SEC in accordance with the requirements of the Exchange Act (and the rules, regulations and guidance promulgated thereunder), in form and substance satisfactory to Asante, and all applicable waiting periods shall have been expired or waived by Asante.

(f) **Closing Conditions**. Documentation or other information shall have been received in a form reasonably satisfactory to Techno and Asante which evidences that the conditions set forth in this Section 6.3 have been satisfied.

SECTION 6.4. **Frustration of Closing Conditions**. Neither Asante nor Techno may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Acquisition and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. **Termination**. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(d) or 7.1(f)) whether before or after the Asante Stockholder Approval.

(a) by mutual written consent of Asante, AAC and Techno;

(b) by Techno:

(i) if the Acquisition shall not have been consummated by ~~Apr 21~~ April 21, 2005, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Acquisition to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Acquisition shall not have been consummated as a direct result of Asante or Techno having failed to receive all regulatory approvals required to be obtained with respect to the Acquisition.

(ii) if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this

Agreement pursuant to this Section 7.1(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint;

(c) by Techno, if Asante shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by Techno or is not cured within 60 days of written notice thereof;

(d) by Techno in accordance with Section 4.2; provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Techno shall have complied with all provisions contained in Section 4.2, including the notice provisions therein, and with applicable requirements; or

(e) by Asante, if Techno shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Asante or is not cured within 60 days of written notice thereof.

SECTION 7.2. **Effect of Termination.** In the event of termination of this Agreement by either Techno or Asante as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Asante, AAC or Techno, other than the provisions of this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3. **Amendment.** This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.4. **Extension; Waiver.** At any time prior to the Closing, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.5. **Procedure for Termination, Amendment, Extension or Waiver.** A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of Asante or Techno, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

SURVIVAL

SECTION 8.1. **Survival of Representations and Warranties.** The representations and warranties of Asante and Techno shall survive the execution and delivery hereof and the Closing hereunder.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1. **Notices.** All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to TechnoConcepts, Inc. or Asante Acquisition Corp. to

Antonio E. Turgeon, President
15531 Cabrito Road
Van Nuys, CA 91406

with a copy to:

David L. Kagel, Esq.
1801 Century Park East, Suite 2500
Los Angeles, CA 90067

(b) if to Asante, to

Jeff Lin, President
2223 Old Oakland Road
San Jose, CA _____

with a copy to:

SECTION 9.2. **Definitions.** For purposes of this Agreement:

(a) except for purposes of Section 5.10, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) "material adverse change" or "material adverse effect" means, when used in connection with Techno or Asante, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party; and the terms "material" and "materially" have correlative meanings;

(c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided however, that with respect to Asante, such term shall not include Techno; and

(e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

SECTION 9.3. **Interpretation.** When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the

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singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 9.4. **Counterparts**. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.5. **Entire Agreement; No Third-Party Beneficiaries**. This Agreement (including the exhibits, documents and instruments referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.8, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 9.6. **Governing Law**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 9.7. **Assignment**. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.8. **Headings**. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9 . **Severability**. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Asante, Techno and AAC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TECHNOCONCEPTS, INC.

By: [signature]
Name: Antonio E. Turgeon
Title: President

(SIGNATURES CONTINUED ON FOLLOWING PAGE)

J.C.
AET

ASANTE TECHNOLOGIES, INC.

By: [signature]
Name: JEFF Y. LIN
Title: President

ASANTE ACQUISITION CORP.

By: [signature]
Name: ANTONIO TURGEON
Title: President

TechnoConcepts\Agt Plan of Acq.Asante-Rev1-28-0-05

JL.
AET

ASANTE TECHNOLOGIES, INC.

	Balance as of 5/31/2005
ASSETS	
CURRENT ASSETS	
CASH & CASH EQUIVALENTS	
10110 SVB - OPERATING	31,312.31
10120 SVB - MONEY MARKET	2,782.79
10500 PETTY CASH	960.00
10650 OPPENHEIMER TRUST	3.96
10710 SVB TRUST	117.33
10920 IMPREST - EUROPE	1,179.41
10940 ASIA TRUST	100.00
TOTAL CASH & CASH	36,455.80
TRADE ACCOUNT RECEIVABLE	
12010 A/R - TRADE	1,475,712.57
12110 A/R - CLEARING	(3,033.31)
12200 RSRV - A/R	(604,286.58)
TOTAL TRADE ACCOUNT RECEIVABLE	868,392.68
STOCKHOLDER RECEIVABLE	-
INVENTORY	
13100 RAW MAT-ASANTE COMPONENT	110,637.18
13180 RAW MAT - CONSIGNED	6,757.24
13500 FINISH GOOD - ASANTE	1,105,844.65
13505 GOODS IN TRANSIT	45,324.00
13510 FIELD RETURNED UNITS	118,580.21
13520 CUSTOMER RETURNED MAT'L	(64.50)
13525 REPAIR	3,257.00
13530 FINISH GOOD - ADV REPL	(6,622.14)
13535 MATERIAL REVIEW BOARD	476.00
13540 FINISHED GOODS CONSIGNED	137,122.47
13560 FINISH GOOD - RMA	(2,322.01)
13900 RSV-INVENTORY	(586,510.20)
TOTAL INVENTORY	932,479.90
PREPAYMENTS	
12500 PREPAID EXPENSES	8,489.01
12580 PREPAID AMORTIZED	142,876.79
TOTAL PREPAYMENTS	151,365.80
OTHER CURRENT ASSETS	
12040 FED/STATE INCOME TAX	13.00
12060 A/R - NON TRADE	29,732.13
12600 SHORT-TERM DEFERRED TAX	3,606,434.00
12610 RSRV-ST DEFERRED TAX	(3,606,434.00)
TOTAL OTHER CURRENT ASSETS	29,745.13
TOTAL CURRENT ASSETS	2,018,439.31

ASANTE TECHNOLOGIES, INC.

	Balance as of 5/31/2005
PROPERTY, PLANT & EQUIPMENT	
CAPITAL ASSETS	
14010 LEASEHOLD IMPROVEMENTS	199,117.03
14050 FURNITURE & FIXTURES	136,944.78
14100 PRODUCTION EQUIPMENT	27,226.05
14150 R & D EQUIPMENT	343,995.14
14200 INFORMATION SYS EQUIP	158,076.41
14250 COMPUTER EQUIPMENT	821,565.02
14300 OTHER OFFICE EQUIPMENT	303,899.49
14350 CAPITAL LEASES	262,499.82
14360 DEMO UNITS	15,195.00
14400 SOFTWARE	230,426.40

TOTAL CAPITAL ASSETS	2,498,945.14
ACCUMULATED DEPRECIATION	
15010 ACC DEPR-LEASEHOLD IMPRV	(199,117.03)
15050 ACC DEPR-FURN & FIXTURES	(135,802.12)
15100 ACC DEPR-PROD EQUIPMENT	(27,226.05)
15150 ACC DEPR-R & D EQUIPMENT	(333,521.98)
15200 ACC DEPR-INFO SYS EQUIP	(158,076.41)
15250 ACC DEPR-COMPUTER EQUIP	(808,010.15)
15300 ACC DEPR-OTHER EQUIP	(303,899.52)
15350 ACC DEPR-CAPITAL LEASES	(231,385.01)
15360 ACC DEPR-DEMO UNITS	(12,662.46)
15400 ACC DEPR-SOFTWARE	(230,978.80)

TOTAL ACCUMULATED DEPRECIATION	(2,440,679.53)

TOTAL PROPERTY, PLANT & EQUIP	58,265.61
OTHER ASSETS	
17100 REFUNDABLE DEPOSITS	21,021.53
17200 UNIVOICED ASSET RECTS	(1.58)
17600 LONG-TERM DEFERRED TAX	11,000.00
18100 INVESTMENT IN DAVICOM	35,000.00

TOTAL OTHER ASSETS	67,019.95

TOTAL ASSETS	2,143,724.87
	===========

ASANTE TECHNOLOGIES, INC.

	Balance as of 5/31/2005	
LIABILITIES		
CURRRENT LIABILITIES		
TRADE ACCOUNT PAYABLE		
20010 A/P - TRADE	1,941,870.18	
20020 RNI--INVENTORY	43,701.60	
20030 RNI--OPERATING PURCHASES	(320.00)	
20040 A/P - JV ACCRUAL	275,469.64	

TOTAL TRADE ACCOUNTS PAYABLE	2,260,721.42	
ACCRUED EXPENSES		
21050 SHORT TERM CAP LEASE	13,752.42	
22010 LEGAL, AUDIT & OTHER	65,582.94	*1
23010 ACC'D PAY-OTHER COMP	49,101.73	
23050 ACC'D PAY-PR WITHHOLDING	1,304.65	
23100 ACC'D PAY-INS COMMISSION	54,031.19	
23125 ACC'D PAY-REP COMMISSION	45,886.09	
23150 ACC'D PAY-401k	3,716.56	
23200 VACATION	137,736.95	
23250 ESPP	5,901.75	
25010 ACC'D PAY-FED/STATE TAX	114,530.96	
26005 SALES TAX ON FREIGHT	199.17	
26010 SALES/USE TAX	11,354.55	
26011 SALES TAX CA	5,055.51	
26012 SALES TAX MA	0.75	
26028 SALES TAX FL	97.44	
26056 SALES TAX TX	(2,489.06)	
26057 SALES TAX UT	(8.42)	
28100 COOP ADVERTISING	122,131.48	
28110 MAILORDER ADVERTISING	39,992.55	
28150 ROYALTY	102.43	
28200 WARRANTY	109,982.26	

TOTAL ACCURUED EXPENSES	777,963.90	
STOCKHOLDER PAYABLE		
20050 A/P - STOCKHOLDER	256,148.97	

TOTAL STOCKHOLDER PAYABLE	256,148.97	
OTHER CURRENT PAYABLES		
21010 SVB - BANK LOAN	143,200.08	

TOTAL OTHER CURRENT PAYABLES	143,200.08	

TOTAL CURRENT LIABILITIES	399,349.05	
LONG-TERM LIABILITIES		
29100 CAPITAL LEASE	21,602.44	
29200 SUBLEASE DEPOSIT	21,250.00	

TOTAL LONG-TERM LIABILITIES	42,852.44	

TOTAL LIABILITIES	3,480,886.81	
	==========	

*1: Doug Kuber's legal expense will be added once the transaction is closed, but should be listed as of the closing date of May 31, 2005.

EXHIBIT 1.1(b)

EARN-OUT AGREEMENT

This Agreement is entered into by and between Asante Technologies, Inc., a Delaware corporation ("Asante"), TechnoConcepts, Inc., a Colorado corporation ("Techno") and Asante Acquisition Corp., a Nevada corporation ("AAC"), as of the date of the Agreement And Plan Of Acquisition between the same parties (which bears a date as of January 29, 2005) (hereinafter, the "Acquisition Agreement"), and upon the terms and conditions set forth herein. This Agreement is referred to in the Acquisition Agreement and hereinafter as the "Earn-out Agreement." In the event of any conflict between the Earn-out Agreement and the Acquisition Agreement, the terms of the Acquisition Agreement shall take precedence.

1. Pursuant to the Acquisition Agreement, all assets of Asante acquired by Techno ("Asante Assets") shall be sold, transferred and conveyed to AAC.

2. All Asante Assets shall be maintained by Techno in AAC, and shall not be sold, transferred or conveyed by AAC, except in the ordinary course of business, until July 1, 2007, without the express written consent of Asante.

3. In the event AAC's "Net Sales" attributable to the period from July 1, 2005 through and including June 30, 2006 ("First Period") are at least $20,000,000, Techno shall issue to Asante, or its assignee(s), common stock of Techno with a "Market Value" equal to $1,500,000.

4. In the event AAC's "Net Sales" attributable to the period from July 1, 2006 through and including June 30, 2007 ("Second Period") are at least $30,000,000, Techno shall issue to Asante, or its assignee(s), common stock of Techno with a "Market Value" equal to $1,500,000.

5. "Net Sales" as used herein shall mean revenue from product sales to customers, which shall be recognized only when a definite arrangement exists, the product has been shipped to the customer, acceptance terms, if any, have been fulfilled, no significant contractual obligations remain outstanding, the price is fixed or determinable, and collection is considered probable, provided that the other conditions of sale as established by the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 are satisfied; less the following deductions: (1) reserves that shall be provided for estimated returns at the time the related revenue is recorded (The parties recognize that sales to distributors are generally subject to agreements allowing certain rights of return and price protection with respect to unsold merchandise held by the distributor. Reserves for distributor returns shall be established based on historical returns experience at the time the related revenue is recorded. Reserves for price protection shall be established based on actual price reduction programs. Additionally, reserves shall be recognized for incentive rebates to distributors, warranty obligations and cooperative advertising at the time the related revenue is recorded.); (2)

trade, distribution, cash and quantity discounts and sales commissions; (3) taxes on sales, such as sales or use taxes to the extent added to the sales price and set forth separately as such in the total amount invoiced; (4) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and (5) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, chargebacks or rebates.

6. "Market Value" as used herein shall be determined by using the average closing bid price for Techno common stock for the last ten trading days prior to the close of the First Period and Second Period, respectively, by the auditors of the financial statements of AAC whose decision thereon shall be final.

7. The calculation of Net Sales and the number of shares of Techno stock to which Asante may be entitled shall be made by the regular auditors of AAC.

8. Any and all shares to which Asante may become entitled hereunder shall be delivered by Techno to Asante no later than 120 days following the close of the First Period and the Second Period, respectively.

The undersigned each warrant and represent that they have the requisite authority to enter into this Earn-out Agreement on behalf of the entity on whose behalf they have executed below, and that such action has been duly authorized by such entity.

ASANTE TECHNOLOGIES, INC.

By:__________________________
Jeff Y. Lin
Chief Executive Officer

TECHNOCONCEPTS, INC.

By:__________________________
Anthony E. Turgeon
Chief Executive Officer

ASANTE ACQUISITION CORP.

By:__________________________
Jeff Y. Lin
President

EXHIBIT 3.1(c)

DERIVATIVE SECURITIES OF ASANTE

As of March 23, 2005, Asante had a total of 1,695,598 shares of its common stock issuable pursuant to options granted under its 2001 Stock Option Plan; Key Executive Option Plan; 1993 Director's Stock Option Plan; 2000 Non-Statutory Stock Option Plan and 1990 Stock Option Plan. All of these options will terminate pursuant to the terms of each respective Plan as a result of the Acquisition Transaction with Techno.

Asante has outstanding warrants to purchase up to 7,005,000 shares of common stock at an exercise price of $0.50 per share.

Asante has no convertible securities outstanding.

EXHIBIT 3.1(d)

The following list is provided in an abundance of caution, and is not a statement or admission that any of the items set forth herein is required to be disclosed.

Asante Technologies, Inc. ("Asante") paid minimum wage for its payroll obligations from May 1 through 9, 2005, and made up the shortfall in its payroll due May 15, 2005.

Asante has a delinquent income tax liability to the State of California of $800 for 2003; delinquent sales and use tax liability to the State of California of $5,300 for 2004; and delinquent property tax liability to the State of Utah of $448 for 2004.

EXHIBIT 3.1(j)

PART A - ASANTÉ PATENT LIST

Matter No.	Title	Country	Filed	Serial No.	Patent No.	Issue Date
1	Connector Receptacle	US	05/30/1996	55,048	D393,264	04/07/1998
2	Connector Element and Component Arrangement for a Stackable Communications Network Hub	US	12/01/1995	565,911	5,645,434	07/08/1997
3	Connector Element and Component Arrangement for a Stackable Communications Network Hub (Division of Pat. 5,645,434)	US	05/29/1996	654,602	5,676,553	10/14/1997
4	Network Hub Interconnection Circuitry Having Power Reset Feature	US	12/18/1995	574,137	5,734,842	03/31/1998
5	Network Hub Interconnection Circuitry Having Power Reset Feature (Cont. of Pat. 5,734,842)	US	06/03/1997	867,741	5,822,594	10/13/1998
6	Network Hub Interconnection Circuitry	US	12/05/1995	567,580	5,887,132	03/23/1999
7	Network Hub Interconnection Component (CIP of 5,676,533)	US	08/14/1997	08/910,988	6,042,390	03/28/2000
8	Combined Connector for Ethernet and Modem Cables	US	06/06/1997	08/870,903	6,206,724	03/27/2001
9	Network Hub Interconnection Circuitry Having Power Reset Feature	Taiwan		85103955 (listed on INPADOC as TW1996 0103955)	TW 411679	
10	Network Hub Interconnection Circuitry Having Power Reset Feature	EPO		96 908 764.2 =EP0868695A4		
11	Network Acceleration System	PCT		PCT/US97/ 06569		
12	Web Based Network Management System	PCT		PCT/US97/ 19979		
13	Network Hub Interconnection Component	PCT		PCT/US98/ 16452		
14	Combined Connector for Ethernet and Modem Cables	PCT		PCT/US98/ 11487		
15	Network Hub Interconnection Component	AU		AU19987746		
16	Web-Based Network Management System	AU		AU199851639		
17	Network Acceleration System	AU		AU199727359		
18	Network Hub Interconnection Circuitry Having	Japan		9-522748		

Matter No.	Title	Country	Filed	Serial No.	Patent No.	Issue Date
	Power Reset Feature					
19	Connector Receptacle	Canada		D83188		
20	Connector Receptacle	Japan		9-8634		
21	Connector Receptacle	Germany		M 97-03154.2		
22	Connector Receptacle	U.K.		2065895		
23	Connector Receptacle	France		971,843		

PART B - ASANTÉ TRADEMARKS

Mark	Country	Application Serial No.	Registration No.	Reg. Date
AEROLAN	U.S.	76/348,535	2,666,141	12/24/2002
ASANTÉ	U.S.	75/591,672	2,316,152	02/08/2000
ASANTÉ	EU	1,173,996	1,173,996	01/30/2001
FRIENDLYNET	U.S.	75/702,520	2,415,273	12/26/2000
INTRACORE	U.S.	76/065,421	2,632,659	10/08/2002
INTRASTACK	U.S.	75,234,816	2,265,348	7/27/1999
INTRASWITCH	U.S.	75,223,116	2,263,437	7/20/1999
ASANTE	S. Korea	2001/25,561	550,066	06/04/2003
ASANTE	China (PROC)		3,373,066	12/28/2004

PART C – UNPATENTED TECHNOLOGY

Technology and Product Developed since 1997

1. **1997- 2000**

   Developed Stackable Fast Ethernet Hub :
   Developed Ethernet switching chips to be used in Asante Fast Ethernet switching system
   Developed Modem/LAN product for Apple(ODM)
   Developed Ethernet Switches: IC 4002, IC4004, IC4008, IC 4012, IC4016, IC6024
   Developed Ring Fast Ethernet Switch for ADC Communications

2. **2001-2004**

   Developed Internet Access Router : FR3004C
   Developed Wireless multi-function NAT Router FR5037, FR 5007
   Developed USB Adapter and Hubs
   Developed 10/100/1000 BaseT Network Interface Cards: GigNIX 1000T, 1000TPC
   Developed Chasis based Ethernet Switches : IC8000, IC 9000
   Developed Friendlynet GX Gigabit Ethernet Switches: GX5-208, GX5-500, GX5-800, GX5-800P
   Developed Web based management Switches: GX5-2400W, GX5-424W, GX5-448W
   Developed L2 Fast Ethernet Switches : IC 3524, IC 3548
   Developed L2 Gigabit Ethernet Switches : IC65120-2G, IC 35160-T, IC35160-G
   Developed L3 Gigabit Ethernet Switches : IC 35516, 35240, 35480
   Developed Wireless Internet Access Router:
   Developed Ethernet network platform for Layer 2 to Layer 7 protocols

3. **2005 Product Roadmap**

   Development IntraCore Management Utility(ICMU):
   Unified configuration Management

Inventory tool
Real-time monitoring and statistics
IP/MAC address finder
Network Physical and logical topology
Network Fault Management

Developed Power Over Ethernet Switches : IC3624PWR
Developing Industry's one of the fastest TOE aggregation cards for
Linux, Apple, Solaris, Window
Developing IntraAir business wireless AP, router, Wireless LAN controller and
Wireless Fast Ethernet and Giga Switches

4. Summary of Asante's intellectual property, Trade mark and copyrights developed in the past 5 years

Trade Secrets/IP:

(1) IntraCore Software codes:

Completed L2/L3/L4 switching/routing software suite for hardware platform based on the following CPU's and switch chips:
CPU : Motorola ColdFire, PowerPC 850/860, PowerPC 824X
Swicthing chips : SwitchCore, Broadcom

See attached file, IC_SW_features.ppt (from YC) - trade secrets/IP

- 9 man years to develop, estimated value $1.5M

(2) IntraCore Software Platform/architecture:

Complete the L2-L7 Linux based network platform that can be used for future product developments immediately for different wired and wireless network applications

See attached file, IC_Switch_Arch.ppt - trade secrets/IP

- 9 man years to develop, estimate value $1.5M

(3) ICMU: IntraCore Enterprise Management Utility

- See attached file, ICMU.pp
- 2 man year to develop, estimated value $ .4M

(4) Test suite developed for Korea Telecom (KT) carrier bench mark testing.

- estimated value $.2M

(5) ANVL IP routing protocol validation software and accompanied test procedures.

- estimated value $.3M

(6) 6 PowerPC(850 and 824X) development tools. These are tools developed by Asante.

- estimated value $.2M

*** Asante owns all the above trade secrets/IP

EXHIBIT 4.1(b)

The following list is provided in an abundance of caution, and is not a statement or admission that any of the items set forth herein is required to be disclosed.

Asante Technologies, Inc. ("Asante") has been in a severely impaired financial condition, which necessarily and as known by TechnoConcepts, Inc. ("Techno"), has caused Asante to, in certain respects, act outside its ordinary course of business.

Asante Technologies, Inc. ("Asante") paid minimum wage for its payroll obligations from May 1 through 9, 2005, and made up the shortfall in its payroll due May 15, 2005.

Asante has a delinquent income tax liability to the State of California of $800 for 2003; delinquent sales and use tax liability to the State of California of $5,300 for 2004; and delinquent property tax liability to the State of Utah of $448 for 2004.

Asante terminated and/or accepted resignations of numerous of its employees.

See attached Summary of Insurance, which is incorporated herein.

Asante borrowed from Jeff Lin an additional $50,000 to cover its operating expenses.

ATTACHMENT TO EXHIBIT 4.1(b)

Asante Technologies, Inc.

Summary of Insurance

Name of Policy	Insurance Company	Policy Number	Policy period	Status
1. Directors and Officers Liability Coverage	Houston Casualty Company	14-MG-04-A7159	11/01/2004-11/01/2005	Note 1
2. Fiduciary Liability Coverage	Federal Insurance Company	8138-5017	10/01/2004-10/01/2005	Note 1
3. Erisa	Fidelity & Deposit Co. of Maryland	CCPZF511723504	04/01/2005-04/01/2008	Note 1
4. Worldwide Cargo	Navigators Insurance Company	SF04CAR329841	10/01/2004-10/01/2005	Note 1
5. Business Package Coverage	Atlantic Mutual/ASIC Insurance*	711-00-60-64-0000	10/01/2004/10/01/2005	Note 2
6. Employment Practice Liability	Covered under Trinet**			Note 3
7. Worker's Compensation Coverage	Covered under Trinet**			Note 4

Note 1: Active, paid up to date

Note 2: policy lapse on Apr 7 05 due to non payment. Policy can be reinstated if balance of approx $25k is paid

Note 3: Trinet terminated contract on May 9. Do not have employment Practice Liability since then

Note 4: Trinet terminated contract on May 9. Was able to find a worker's Comp coverage effective May 11 with Republic Indemnity, Policy #165670-01

* Changed name to OneBeacon

** Trinet is a PEO(Professional Employment Orgnization) which Asante outsouced its HR, payroll and benefit admin to

EXHIBIT 5.8(a)

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of [DATE], by and between ASANTE ACQUISITION CORPORATION, a California corporation (the "Company"), and [NAME], an individual ("Employee").

RECITALS

A. The Company desires to employ Employee upon the terms and subject to the conditions contained in this Agreement.

B. Employee desires to be hired and employed by the Company upon the terms and subject to the conditions contained in this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein and to the established policies of the Company including (but not limited to) the Company's Employee Manual. Employee shall serve the Company as its [TITLE], with authority regarding the management and supervision of the Company's affairs commensurate with his position, subject at all times to the Bylaws of the Company and the direction and control of the Company's Board of Directors and officers senior to Employee. Employee agrees to perform Employee's duties hereunder as a full-time employee in an efficient, faithful and businesslike manner and shall conduct himself/herself at all times during the term of this Agreement in a manner which does not damage or otherwise adversely reflect upon the business reputation and integrity of the Company.

2. Term and Termination.

2.1 Term. Subject to the provisions of Section 2.2 hereof, the term of this Agreement shall commence as of [DATE] ("Commencement Date") and shall thereafter be terminable "at will" by either party to this Agreement.

2.2 Other Termination. Notwithstanding the provisions of Section 2.1 hereof, this Agreement shall also terminate and cease: (i) as of the date that Employee dies, or (ii) as of the date that Employee becomes "Totally Disabled" (as defined in Section 7.2 hereof).

3. Annual Salary. The Company agrees to pay Employee a base salary of $[MONTHLY PAY] per month for a projected compensation of $[ANNUAL PAY] per annum for the services to be rendered by Employee hereunder. Employee's salary shall be payable in accordance with the Company's established payroll policy, subject to customary withholding and employment taxes; provided, however, that the Company's duties and obligations under this Section 3 shall immediately cease on and as of the date that this Agreement is terminated

pursuant to Section 2 hereof. Notwithstanding the foregoing, the Company agrees to pay Employee any accrued but unpaid salary through the date that this Agreement is terminated. Employee's salary may be adjusted from time to time in the sole discretion of the Company.

4. Bonuses. In addition to Employee's annual base salary, Employee shall be eligible for a bonus, the target bonus for which shall be $[BONUS] and shall be based upon the Employee's personal performance during the calendar year.

5. Employment Benefits.

5.1 Benefit Plan. Ninety (90) days after the Commencement Date of this Agreement, Employee shall be entitled to participate, subject to any rules and conditions and applicable laws and regulations, in any medical, dental, life insurance, disability insurance, pension and/or 401(k) plan established and operated by the Company, for the benefit of senior executives of the Company and their dependents. Any such plan may be changed from time to time in the sole discretion of the Company.

5.2 Paid Time Off. During the term of Employee's employment hereunder, Employee shall be entitled to [DAYS OFF] days annually of paid vacation and sick days ("PTO") in accordance with the Company's then vacation and sick days policies, practices and procedures. Such [DAYS OFF] days of PTO shall accrue monthly each year. The maximum number of days of PTO which Employee shall be entitled to accrue during the term of Employee's employment hereunder shall be [MAX DAYS OFF] days.

5.3 Reimbursement of Expenses. During the term of Employee's employment hereunder, Employee shall be reimbursed by the Company for Employee's reasonable travel, entertainment and other incidental expenses incurred on business of the Company upon the submission by Employee of such vouchers or other proof and when approved in accordance with the practices now existing at the Company or in accordance with such practices as may hereafter be changed from time to time by the Company.

6. Grant of Warrants. Effective as of the Commencement Date, the Company agrees to grant Employee incentive stock options covering an aggregate of [OPTION NUMBER] shares of the common stock of TechnoConcepts Inc., the Company's parent organization, at an exercise price and vesting schedule to be determined and pursuant to that certain Qualified Stock Option Plan and Employee/Consultant Stock Option Agreement which the Board of Directors of TechnoConcepts Inc. may hereafter adopt and implement and which shall be considered to be incorporated herein by this reference.

7. Severance Benefits. Effective ninety (90) days after the Commencement Date, in the event that the Company terminates its employment of Employee pursuant to the provisions of Section 2.1 hereof for any reason other than For Cause (as defined in Section 7.1 hereof) or Employee terminates Employee's employment with Company for Good Reason (as defined in Section 7.3 hereof), the Company agrees to pay Employee, as severance benefits, an amount equal to two (2) times Employee's then monthly base salary, which amount shall be payable in two (2) equal monthly installments, commencing one month after the date of said

termination and continuing on the same day of each calendar month thereafter until paid in full. Employee shall remain eligible to participate in the Company's benefit plan (other than pension and/or 401(k) plan) during the severance period.

7.1 For Cause. For purposes of this Agreement, the Company shall be deemed to have terminated Employee's employment with it pursuant to Section 2.1 of this Agreement "For Cause" if the Company shall have involuntarily terminated Employee's employment with it because: (i) Employee shall have willfully breached a material term of this Agreement; (ii) Employee shall have been repeatedly or have been habitually intoxicated or under the influence of drugs while on the premises of the Company or while performing any of the Employee's normal duties or responsibilities on behalf of the Company; (iii) Employee shall have been convicted of a violation of law involving moral turpitude or a felony; (iv) Employee shall have embezzled any property belonging to the Company or shall have willfully injured the Company or any of the Company's tangible or intangible property; (v) Employee shall have engaged in other willful misconduct in the performance of Employee's normal duties or responsibilities on behalf of the Company, which other willful misconduct shall have materially and adversely affected the business or reputation of the Company.

7.2 Totally Disabled. For purposes of this Agreement, Employee may be deemed by the Company's Board of Directors to be "Totally Disabled" if Employee is unable or unwilling to perform Employee's duties under this Agreement for a continuous period of at least 90 days or 90 days within any 180-day period by reason of any medically determinable physical or mental impairment.

7.3 Resignation for Good Reason. For purposes of this Agreement, Employee may terminate Employee's employment with the Company for "Good Reason" if Employee shall have terminated Employee's employment with Company because:

(i) There is an assignment by the Company to Employee of any duties inconsistent in any substantial respect with the position, authority or responsibilities associated with the Employee's position as set forth herein, but excluding any isolated, insubstantial or inadvertent action not taken in bad faith by the Company which was promptly remedied by the Company after receipt of notice by Employee;

(ii) The Company relocates the Employee during the first twelve (12) months of this Agreement to a location which is greater than sixty (60) miles from the Company office at which Employee was originally assigned hereunder;

(iii) The Company fails to obtain an agreement from any successor to the Company that is satisfactory to Employee to perform the obligations of the Company under this Agreement;

(iv) The Company requires the Employee to perform any illegal act; or

(v) The Company fails to fulfill any of its other material obligations to Employee under this Agreement.

8. Confidentiality and Inventor's Assignment Agreement. Employee hereby expressly acknowledges that Employee previously or concurrently executed that certain Confidentiality and Inventor's Assignment Agreement (the "Confidentiality Agreement") pertaining to the Company. The Company and Employee hereby agree that the terms of said Confidentiality Agreement are incorporated herein by this reference as if set forth in full.

9. Indemnification. If Employee is made, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an Officer of the Company, or is or was serving at the request of the Company as a Director or Officer of another company or the Company, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible against all expenses, liability and loss (including attorneys' fees judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of Employee incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Employee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other right which Employee may have or hereafter acquire, and, without limiting the generality of such statement, Employee shall be entitled to any rights of indemnification under any by-law, agreement, vote of Members/Stockholders, provision of law, or otherwise, as well as their rights under this Article. Without limiting the application of the foregoing, the Members/Stockholders or Board of Directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the law and shall cause the Company to purchase and maintain insurance on behalf of Employee against any liability asserted against Employee and incurred in any such capacity or arising out of such status as described above, whether or not the Company would have the power to indemnify such person. The indemnification provided in this Article shall continue as to Employee even after he has ceased to be an Officer and shall inure to the benefit of the heirs, executors and administrators of such person.

10. General Provisions.

10.1 Entire Agreement; Amendment. This Agreement and the Confidentiality Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only in a writing signed by both of the parties.

10.2 Notices. All notices or other written communications required or permitted to be given by this Agreement shall be deemed given when personally delivered or when sent by United States registered or certified mail, postage prepaid, properly addressed to

the party to receive the notice at the following address or at such other addresses as the parties will from time to time designate in like manner to the other party:

If to the Company: ASANTE ACQUISITION CORPORATION
____
____
Attn: President

If to Employee: ____________________
____
____

10.3 Severability. If any provision or part of any provision of this Agreement is determined to be invalid or unenforceable, the provision or part thereof shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

10.4 Assignment. The parties acknowledge that this Agreement constitutes a personal contract with Employee. Employee may not transfer, assign or delegate any of his rights, duties or obligations hereunder without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

10.5 No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of such provision.

10.6 Disputes. Except as provided in Section 13 of the Confidentiality Agreement, the parties agree that any and all disputes, claims or controversies arising out of or relating to the Executive's employment by the Company shall be submitted to JAMS/Endispute or a similar dispute resolution service (as may be agreed by the parties), for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS/Endispute, or its successor, for final and binding arbitration.

(a) Mediation. Either party may commence mediation by providing to JAMS/Endispute and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The mediation will be conducted in accordance with the provisions of JAMS/Endispute's "Employment Mediation/Arbitration Rules" in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS/Endispute and with one another in selecting a mediator from JAMS/Endispute's panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS/Endispute employees, are confidential, privileged and inadmissible for any purpose,

including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(b) Arbitration. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The parties will cooperate with JAMS/Endispute and with one another in selecting an arbitrator from JAMS/Endispute's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith. The Company shall bear the fees and costs of the arbitration proceeding, but each party shall bear its own attorneys' fees. Both parties are entitled to be represented by counsel at the arbitration hearing and the rights and remedies otherwise available to the parties, if established, under applicable federal, state or local law, shall remain available in the arbitration proceeding. The provisions of this Section may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

(c) Waiver of Right to Litigate in Court. **By agreeing to have all disputes, claims or controversies arising out of or relating to Employee's employment resolved through the arbitration, Employee acknowledges his understanding that he is giving up any rights he might possess to have those matters litigated in a court or jury trial, including the right to judicial discovery and appeal except to the extent that they are specifically required by law. Employee acknowledges his understanding that if he refuses to submit a claim to arbitration after agreeing to this provision, he may be compelled to arbitrate under federal or state law. Employee represents that he has read and understood the foregoing and agrees to submission of all disputes, claims or controversies arising out of or relating to this Agreement to neutral arbitration in accordance with this Section. Employee acknowledges and represents that his agreement to this arbitration provision is voluntary.**

10.7 Governing Law. This Agreement has been entered into in the State of California and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by and construed and interpreted in accordance with the laws of the State of California.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of this Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

EXHIBIT 5.8(a)

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above mentioned.

"Company"	"Employee"
ASANTE ACQUISITION CORP.	
By: ______________________________	______________________________
, President	, an individual

EXHIBIT 5.8(b)
FORM OF EMPLOYEE CONFIDENTIALITY AGREEMENT

ASANTE ACQUISITION CORPORATION

CONFIDENTIALITY AND INVENTOR'S ASSIGNMENT AGREEMENT

In consideration of the commencement of my employment and the compensation paid to me, I hereby acknowledge and agree with Asante Acquisition Corporation ("AAC" or "the Company") as follows.

I acknowledge that my present employment by AAC, and the compensation I receive, is primarily for the purpose of carrying out business using processes, methods, techniques, equipment, tools and information owned and used by AAC in its operations.

1. **Confidential Information of AAC**. I understand that my employment makes available to me confidential and propriety information concerning the technology, methods, techniques, operating procedures, plans, finances, and customers on which AAC's business depends. Such confidential information includes, but is not limited to, (i) development techniques, processes, computer programs (both entire programs and portions thereof), algorithms, object, models, data, electronic codes, inventions, improvements, and research; (ii) inventions, discoveries, improvements, specifications, and know-how; (iii) information about costs, labor and overhead rates, profits, markets, budgets, projections, forecasts, sales, strategic plans, opportunities, customers, suppliers, and business partners; (iv) employee personnel files and compensation information; (v) all information that has or could have commercial value or other utility in AAC's business; and (vi) all information of which the unauthorized disclosure could be detrimental to the interests of AAC. Such confidential information includes not only information disclosed to me by AAC, but also information developed or learned by me during the course of my employment. I agree that all such confidential information comprises the trade secrets of AAC. As used in this agreement, the term "confidential information" includes all such information of AAC.

2. **Confidential Information of Other Parties**. I also understand that AAC has, and I will also have, access to certain confidential information of AAC's customers, clients, vendors, suppliers, business partners, or other persons or entities for whom AAC performs services or from who AAC obtains information. I agree that all such confidential information comprises the trade secrets of the person or entity that originated the information. As used in this Agreement, the term "confidential information" also includes all such information of such other parties.

3. **Prior Knowledge and Inventions.** . I acknowledge and agree that I do not know anything about AAC's confidential information other than the information I have learned from AAC. I further acknowledge and agree that I do not own, or claim to own, any patent, patent rights, or discoveries, improvements, or inventions, other than those identified on Attachment A of this

agreement, which are expressly excluded from the provisions of this agreement. AAC shall keep all information on Attachment A strictly confidential, using the same procedures it uses to protect its own confidential information.

4. **Restricted Use of Confidential Information**. I agree that I will not directly or indirectly use for the benefit of myself or any other person or entity any confidential information, and I will not communicate or disclose to any other person or entity any confidential information, except as appropriate in the course of my employment and for the benefit of AAC. I will not transmit, transport, or remove any confidential information from AAC's place of business without prior written approval of my supervisor. I further agree that I will not take advantage of any business opportunity available to AAC, of which I may become aware through my employment by AAC, without the written consent of AAC.

5. **Publication**. If I wish to publish the results of my work for AAC, through literature or speeches, I will submit such literature or speeches to the President of AAC at least ten days prior to submission for dissemination. The management team of AAC will determine, in its sole discretion, whether such dissemination may destroy the information's trade secret status, may be highly prejudicial to the interests of AAC or the originator of the information, or whether such dissemination may constitute an invasion of their privacy. I acknowledge that I am aware that unauthorized disclosure of confidential information may be highly prejudicial to the interests of the information's owner, may constitute an invasion of privacy, and may be an improper disclosure of trade secrets (which may be considered a violation of California Penal Code §499c).

6. **Competing during Employment**. I further agree that, during the period of my employment, without the express written consent of AAC, I will not: (i) engage in any employment or activity other than for AAC in any business in which AAC is engaged or contemplates engaging in; (ii) induce any other employee of or consultant to AAC to engage in any such employment or activity; or (iii) solicit any customer or potential customer of AAC for services similar to those performed by AAC even if those services are not directly competitive with services performed by AAC.

7. **Activities after Employment.** I acknowledge that the pursuit of certain activities (listed in this paragraph) would necessarily involve the use or disclosure of confidential and proprietary information in breach of Paragraph 3, but that proof of such a breach would be extremely difficult. To forestall improper disclosure and use of confidential information, I agree that for a period of three (3) years after termination of my employment with AAC, I will not directly or indirectly: (i) divert or attempt to divert from AAC any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its customers; (ii) employ, solicit for employment, or recommend for employment any employee or consultant employed by AAC; or (iii) engage in any business activity that is or may be competitive with AAC in any state or country where AAC conducts business, unless I can conclusively prove that any action taken in

contravention of this paragraph was done without the use in any way of any confidential information of AAC.

8. **Disclosure.** I acknowledge and agree to promptly disclose in writing to AAC all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how and data (whether or not patentable or registerable under copyright or similar statutes) made, conceived, reduced to practice, or learned by me (either alone or jointly with others) during the period of my employment, that are related to or useful in AAC's business, or which result from work assigned to me by AAC, or from the use of the premises, equipment, or software owned, leased, or otherwise acquired by AAC. All of the foregoing are referred to in this agreement as "inventions."

9. **Assignment.** I acknowledge and agree that all inventions relating to AAC's business or anticipated research and development, and which are conceived or developed by me either during the course of my employment at AAC or within six (6) months afterward, belong to and shall be the sole property of AAC. I assign all right, title, and interest I may have or may acquire in and to all inventions. I further assign to AAC all right, title, and interest I may have in and to all inventions which I conceived or developed during the period in which I was employed by Asanté and which were not previously assigned to Asanté via a written assignment. I agree to sign and deliver to AAC (either during or subsequent to my employment) such other documents as AAC considers desirable to evidence the assignment of all my rights, if any, in any inventions to AAC and AAC's ownership of such inventions. This assignment does not apply to any invention that qualifies under California Labor Code §2870, which is reproduced in Attachment B to this Agreement (Notification to Employee).

10. **Power of Attorney.** In the event that AAC is unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any invention, whether due to mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint AAC, and each of its duly authorized officers, as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if I executed and delivered it.

11. **Delivery of Documents and Data.** In the event of my separation from the Company for any reason, I agree to promptly and without request deliver to AAC all documents and data pertaining to my employment and the confidential information and inventions of AAC. I will do so regardless whether such material or information was prepared by me or otherwise came into my possession or control. I further agree that I will execute a certification, in the form required by AAC, that I have returned all AAC confidential information and all other AAC property. I will not retain any written or other tangible material containing any information concerning or disclosing any of the

confidential information or inventions of AAC or any customer, client, vendor, supplier, business partner, or other person or entity for whom AAC performs services or from whom AAC obtains information. I recognize that taking any trade secret from AAC without prior authorization is a crime under California Penal Code section 499(c) and is punishable by imprisonment and/or a fine. I further recognize that doing so could also result in civil liability under California's Uniform Trade Secrets Act, and that willful misappropriation may result in an award against me for triple the amount of AAC's damages, in addition to attorneys' fees incurred in collecting such damages.

13. **Injunctive Relief.** If I breach or threaten to breach any provision of this agreement, I understand and acknowledge that the damage or imminent damage to AAC's business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, I agree that AAC shall be entitled to injunctive relief against me in the event of any breach or threatened breach of this agreement by me, in addition to damages and any other available remedies.

14. **Prior Commitments.** I warrant and affirm that I have no other agreements, relationships or commitments to any other person or entity that conflict with my obligations to AAC under this agreement. I further warrant and affirm that I will not disclose to the Company, or use, or induce the Company to use, any confidential information or trade secrets of others. I have returned all property and confidential information belonging to all my prior employers.

15. **Material Condition of Employment.** I acknowledge and agree that the protections set forth in this agreement are a material condition to my employment with and compensation by the Company. Any breach by me of any provision of this agreement shall be grounds for the termination of my employment by AAC. I understand that notwithstanding the foregoing, nothing in this agreement is intended to alter my at-will employment status.

16. **Amendment and Binding Effect.** This agreement may not be amended except by a written instrument signed by both parties. This agreement shall be binding on my heirs, executors, administrators, and other legal representatives and assigns, and is for the benefit of AAC and its successors and assigns.

17. **Interpretation and Disputes.** The laws of the State of California shall govern this agreement. This agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation of the foregoing, this agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement. Captions are for reference only and shall not be used to interpret this agreement. Any dispute that may arise between the Company and me shall be subject to the personal and exclusive jurisdiction and venue of the courts of the State of California, County of Los Angeles. I hereby consent to such jurisdiction and waive any

objections thereto. I further agree that process may be served in any manner allowed by California law.

18. **Cumulative Remedies.** Each and all of the several rights and remedies provided for in this agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No waiver or indulgence by the Company of any failure by me to keep or perform any promise or condition of this agreement shall be a waiver of any preceding or succeeding breach of the same or of any other promise or condition. No waiver by the Company of any right shall be construed as a waiver of any other right. AAC shall not be required to give notice to enforce strict adherence to all terms of this agreement.

19. **Severability.** If a court finds any provision of this agreement to be invalid or unenforceable as applied to any circumstance, the remainder of this agreement and the application of such provision to other persons or circumstances shall be interpreted so as to best carry out the intent of the parties. The parties further agree to replace any such void or unenforceable provisions of this agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of the void or unenforceable provision.

20. **Attorneys' Fees.** If any legal action is necessary to enforce this agreement, the prevailing party shall be entitled to recover its costs and attorneys' fees.

21. **Entire Understanding.** This agreement expresses the entire understanding of the parties with respect to the issues and subject matter addressed in it.

CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INVENTIONS YOU MAKE DURING YOUR EMPLOYMENT AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION AND INVENTIONS DURING AND SUBSEQUENT TO YOUR EMPLOYMENT.

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY. I AFFIRM THAT I UNDERSTAND ITS TERMS AND ITS LEGAL EFFECT. I HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY, BASED ON MY OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT I HAVE COMPLETELY FILLED OUT SCHEDULE A TO THIS AGREMENT, AND THAT I HAVE RECEIVED A COPY OF THE WRITTEN NOTIFICATION TO EMPLOYEE CONTAINING CALIFORNIA LABOR CODE SECTION 2870.

EXHIBIT 5.8(b)
FORM OF EMPLOYEE CONFIDENTIALITY AGREEMENT

________________________________ Date: ____________________
Employee

EXHIBIT 5.8(b)
FORM OF EMPLOYEE CONFIDENTIALITY AGREEMENT

Attachment A
Employee Statement

1. Confidential Information. Except as listed below, I acknowledge at this time that I know nothing about the business or confidential information or inventions of the Company or its clients, except information that has been disclosed to me by the Company or its clients (if none, so state):

____

____

2. Prior Inventions. Except as set forth below, I acknowledge at this time that I have not made or reduced to practice (alone or jointly with others) any inventions (if none, so state):

____

____

3. Conflicting Relationships. Except as set forth below, I acknowledge that I have no other current or prior agreements, relationships, or commitments that conflict with my relationship with AAC under my Confidentiality Agreement (if none, so state):

____

____

______________________________ Date: ____________________
Employee

EXHIBIT 5.8(b)
FORM OF EMPLOYEE CONFIDENTIALITY AGREEMENT

ATTACHMENT B

NOTIFICATION TO EMPLOYEE

This is to notify you that the attached agreement does not apply to any invention that qualifies fully under the following provisions Section 2870 of the California Labor Code. In any suit or action arising under this law, the burden of proof is on the employee claiming the benefits of its provisions.

California Labor Code §2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

I acknowledge that I have received, read, and understand the foregoing notification.

________________________________ Date: ____________________
Employee